Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated March 10, 2015 included in the Annual Report on Form 10-K of Southwest Bancorp, Inc., for the year ended December 31, 2015, with respect to the consolidated financial statements of Southwest Bancorp, Inc.

In addition, we consent to the incorporation by reference in the following Registration Statements:

(1)   Registration Statement (Form S-8, No. 33-97850) pertaining to the Employee Stock Purchase Plan of Southwest Bancorp, Inc.

(2)   Registration Statement (Form S-8, No. 333-155648) pertaining to the 2008 Stock Based Award Plan of Southwest Bancorp, Inc.

of our report dated March 10, 2015, with respect to the consolidated financial statements of Southwest Bancorp, Inc., included in this Form 10-K of Southwest Bancorp, Inc. for the  year ended December 31, 2015.

/s/ Ernst & Young, LLP

Tulsa, Oklahoma

March 7, 2016